Exhibit 99.1
PRESS RELEASE

600 East Greenwich Avenue
West Warwick, Rhode Island 02893 USA

For Immediate Release                                                                             March 20, 2012

Contact:  Everett V. Pizzuti, CEO
  Joseph P. O’Connell, CFO
  Astro-Med, Inc.
  (401) 828-4000
  www.Astro-Medinc.com

Astro-Med, Inc. Reports Record Fourth Quarter
 and Annual Sales

West Warwick, RI, March 20, 2012 -- Astro-Med, Inc. (NASDAQ:ALOT) reports record sales of $20,429,000 for the Fourth Quarter ended January 31, 2012, with Net Income on a GAAP basis of $854,000, equal to $0.11 per diluted share.  Fourth Quarter sales includes an unfavorable impact of $62,000 due to foreign exchange rates.  For the corresponding period of the previous year, the Company reported Net Income of $517,000 on a GAAP basis, equal to $0.07 per diluted share, on sales of $17,857,000. Net Income in the Fourth Quarter includes a charge of approximately $450,000, net of tax, or $0.06 per diluted share related to the divestiture of the Company’s label manufacturing operations in Asheboro, North Carolina.

Net Income on a GAAP basis for the twelve month period of Fiscal Year 2012 was $3,132,000, equal to $0.42 per diluted share on record annual sales of $79,193,000.  Fiscal Year 2012 sales include a favorable impact of $705,000 due to foreign exchange rates.  For the prior year, the Company earned $2,062,000 on a GAAP basis, equal to $0.28 per diluted share on sales of $71,016,000.  The current year’s Net Income includes a charge of approximately $450,000, net of tax, equal to $0.06 per diluted share related to the divestiture of Astro-Med’s label printing operations in North Carolina; income of $300,000 equal to $0.04 per diluted share related to the disposition on an insurance policy; and $113,000, equal to $0.02 per diluted share related to a favorable adjustment in the filing of the prior year’s tax returns.  The prior year’s Net Income includes a gain on legal settlement, net of taxes of $63,000 or $0.01 per diluted share and a tax benefit of approximately $384,000 or $0.05 per diluted share due to the favorable result in a previously uncertain tax position and a favorable adjustment in the filing of the prior year’s tax returns.

Commentary

Commenting on the FY 2012 results, Everett V. Pizzuti, Chief Executive Officer, stated: “We are very pleased to have achieved a record performance in sales for both the Fourth Quarter and the entire 2012 Fiscal Year.  Our achievement was  highlighted by double digit increases across all the Product Groups, with Test & Measurement (T&M) being up 15.5%,  QuickLabel Systems up 10.3%, and Grass Technologies up 10.7% over the prior year.

"We are also pleased with the level of profitability achieved for this year.  Income from Operations excluding the divestiture charge was $4,600,000, representing an improvement over the prior year of 73.2% and achieving a profit margin of 5.8%.  We also strengthened the Company’s balance sheet during the year, increasing our cash and marketable securities to $23,040,000; we improved the efficiency of our working capital investments by reducing Accounts Receivable DSO by 3 days to 51 days; and reduced Inventory days on hand by 19 days to 105 days on hand at year end.

"We continue to drive the Company’s primary strategy of achieving double digit growth in annual sales volume.  The prime contributors are organic growth through new products such as the QuickLabel Vivo Touch! color label printer, the Astro-Med Dash MX portable data acquisition recorder, the Astro-Med ToughWriter 5 Ruggedized Airborne Printer, and the Grass Technologies Portable Video EEG.  Additionally, we will be adding a suite of new products earmarked for introduction during FY 2013. To complement the organic growth, we will identify acquisition candidates that augment the sales growth and add accretive earnings to the Company’s profitability.”

Conference Call on Wednesday, March 21, 2012 at 11:00 am Eastern Daylight Savings Time

The Fourth Quarter conference call will be held on Wednesday, March 21, 2012 at 11:00 am EDT.  It will be broadcast in real time on the Internet through the Investing section of our website. We invite you to log on and listen in real time on March 21st, or to participate in the conference call by dialing 877-941-0844 with passcode 4515620.  Following the live broadcast, an audio webcast of the call will be available for ten days at www.Astro-MedInc.com.  A conference call replay will also be available for ten days by dialing 800-406-7325 with passcode 4515620.

ASTRO-MED, INC.

Consolidated Statements of Operations
In Thousands Except for Per Share Data
(Unaudited)

	Three-Months Ended		Twelve-Months Ended
	January 31, 2012	January 31, 2011	January 31, 2012	January 31, 2011
Net Sales	$20,429	$17,857	$79,193	$71,016
Gross Profit	8,367	7,376	$31,783	28,666
	41.0%	41.3%	40.1%	40.4%
Operating Expenses:
Selling	4,334	4,341	17,980	16,690
General & Administration	1,077	974	3,962	4,300
Research & Development	1,326	1,282	5,243	5,020
	6,737	6,597	27,185	26,010

Loss on Sale of Asheboro Operation	(681)	--	(681)	--
Gain on Legal Settlement	-	--	-	104

Operating Income	949	779	3,917	2,760
	4.6%	4.4%	4.9%	3.9%

Other Income (Expense), Net	(64)	(2)	316	24

Income Before Taxes	885	777	4,233	2,784

Income Tax Provision	31	260	1,101	722

Net Income	$854	$517	$3,132	$2,062

Net Income Per Share – Basic	$0.12	$0.07	$0.43	$0.28
Net Income Per Share – Diluted	$0.11	$0.07	$0.42	$0.28

Weighted Average Number of Common Shares - Basic	7,395	7,256	7,325	7,271
Weighted Average Number of Common Shares - Diluted	7,447	7,417	7,429	7,470

Dividends Declared Per Common Share	$0.07	$0.07	$0.28	$0.28

Reconciliation of Non-GAAP Adjustments
(Unaudited)

	Three-Months Ended		Twelve-Months Ended
GAAP based results:	January 31, 2012	January 31, 2011	January 31, 2012	January 31, 2011
Net Income Per Share - Diluted	$0.11	$0.07	$0.42	$0.28
Non-GAAP adjustments:
Gain on Legal Settlement	-	-	-	(0.01)

Favorable adjustment in the filing of prior year tax returns	-	-	(0.02)	(0.02)

Divesture of North Carolina label operations	0.06	-	0.06	-

Disposition of an insurance policy	-	-	(0.04)	-

Favorable resolution of a previously uncertain tax position	-	-	-	(0.03)

Non-GAAP Net Income Per Share- Diluted	$0.17	$0.07	$0.42	$0.22

Selected Balance Sheet Data
In Thousands
(Unaudited)

	As of January 31, 2012	As of January 31, 2011
Cash & Marketable Securities	$23,040	$20,630
Current Assets	$52,350	$49,700
Total Assets	$66,934	$64,999
Current Liabilities	$8,272	$7,503
Shareholders’ Equity	$55,663	$54,289

About Astro-Med, Inc.

Astro-Med, Inc. is a leading manufacturer of specialty high tech printing systems, electronic medical instrumentation, and test and measurement instruments. Astro-Med, Inc. products are sold under the brand names Astro-Med® Test & Measurement, Grass® Technologies, and QuickLabel® Systems and are employed around the world in a wide range of aerospace, medical, military, industrial, and packaging applications.  Astro-Med, Inc. is a member of the Russell Microcap® Index.  Additional information is available by visiting www.Astro-MedInc.com.

Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein.  Factors that could affect these results include those mentioned in Astro-Med’s FY2011 annual report and its quarterly filings with the Securities and Exchange Commission.

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